                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )


                      ALLOU HEALTH & BEAUTY CARE, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, $.001 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    019782101
                    ----------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
                    -----------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

  [ ]    Rule 13d-1(b)
  [x]    Rule 13d-1(c)
  [ ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 10 Pages

                                  SCHEDULE 13G


CUSIP NO. 019782101                                      Page  2  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Greenberg-Summit Partners, L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         04-3359603
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - Delaware
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          0

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         181,700

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         0

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           181,700
-------  =====================================================================

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         181,700
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.91%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         IA
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO. 019782101                                      Page  3  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Greenberg-Summit Management, L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         04-3359610
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - Delaware
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          0

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         245,000

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         0

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           245,000
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         245,000
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.28%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         IA
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO. 019782101                                     Page  4  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Mt. Everest Fund, L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         04-3359190
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4

         CITIZENSHIP OR PLACE OF ORGANIZATION - Delaware
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          36,300

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         0

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         36,300

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           0
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         36,300

-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .78%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         PN
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO. 019782101                                      Page  5  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Mt. Everest QP Fund, L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         04-3359192
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - Delaware
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          145,400

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         0

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         145,400

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           0
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         145,400
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.13%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         PN
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO. 019782101                                     Page  6  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Mt. Everest Fund Limited

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - Bermuda
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          63,300

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         0

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         63,300

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           0
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         63,300
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.36%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         00
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO. 019782101                                      Page  7  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Lawrence D. Greenberg

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         ###-##-####
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - United States
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          0

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         245,000

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         0

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           245,000
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         245,000
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.28%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         IN
-------  =====================================================================

                                                             Page 8 of 10 Pages


                                  SCHEDULE 13G


Item 1a. NAME OF ISSUER:

                        Allou Health & Beauty Care, Inc.

Item 1b ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        50 Emjay Boulevard
                        Brentwood, New York  11717

Item 2a. NAME OF PERSON FILING

     Lawrence D. Greenberg, an individual, is managing member of Greenberg-Summit Partners, L.L.C. and Greenberg-Summit Management, L.L.C., both Delaware limited liability companies. Greenberg-Summit Partners, L.L.C. is the General Partner to the Mt. Everest Fund, L.P., and Mt. Everest QP Fund, L.P., both Delaware limited partnerships (the "Onshore Funds"). Greenberg-Summit Management, L.L.C. is the Management Company for the Onshore Funds and the Investment Manager for Mt. Everest Limited, a Bermuda Limited Liability Company (the "Offshore Fund"). Lawrence D. Greenberg makes all decisions relating to the acquisition and disposition of investments by the Onshore Funds and the Offshore Fund.

Item 2b.  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          101 Arch Street, Suite 1930
          Boston, MA 02210

Item 2c   CITIZENSHIP

           Greenberg-Summit Partners, L.L.C.:    Delaware
           Greenberg-Summit Management, L.L.C.:  Delaware
           Mt. Everest Fund, L.P.:               Delaware
           Mt. Everest QP Fund, L.P.:            Delaware
           Mt. Everest Fund Limited:             Bermuda
           Lawrence D. Greenberg:                United States

Item 2d.  TITLE OF CLASS OF SECURITIES

           Class A Common Stock, $.001 par value per share

Item 2e.  CUSIP NUMBER

           019782101

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
        (c) check whether the person filing is a: Not applicable

Item 4.  OWNERSHIP

         4a. AMOUNT BENEFICIALLY OWNED:

                    Greenberg-Summit Partners, L.L.C.: 181,700 shares Greenberg-Summit Management, L.L.C.: 245,000 shares Mt. Everest Fund, L.P.: 36,300 shares
                    Mt. Everest QP Fund, L.P.:  145,400 shares
                    Mt. Everest Fund Limited:  63,300 shares
                    Lawrence D. Greenberg:  245,000 shares

       4b.   PERCENT OF  CLASS:

                    Greenberg-Summit Partners, L.L.C.: 3.91%
                    Greenberg-Summit Management, L.L.C.:  5.28%
                    Mt. Everest Fund, L.P.:  .78%
                    Mt. Everest QP Fund, L.P.:  3.13%
                    Mt. Everest Fund Limited:  1.36%
                    Lawrence D. Greenberg:  5.28%

       4c.   Number of Shares as to which each such person has

              (i)   Sole power to vote or direct the vote:

                    Mt. Everest Fund, L.P.:  36,300 shares
                    Mt. Everest QP Fund, L.P.:  145,400 shares
                    Mt. Everest Fund Limited:  63,300 shares

                                                              Page 9 of 10 Pages

              (ii)  Shared power to vote or direct the vote:

                    Greenberg-Summit Partners, L.L.C.: 181,700 shares Greenberg-Summit Management, L.L.C.: 245,000 shares Mt. Everest Fund, L.P.: 0 shares
                    Mt. Everest QP Fund, L.P.: 0 shares
                    Mt. Everest Fund Limited:  0 shares
                    Lawrence D. Greenberg:  245,000 shares

              (iii) Sole power to dispose or to direct the disposition of:

                    Greenberg-Summit Partners, L.L.C.: 181,700 shares Greenberg-Summit Management, L.L.C.: 245,000 shares Mt. Everest Fund, L.P.: 0 shares
                    Mt. Everest QP Fund, L.P.: 0 shares
                    Mt. Everest Fund Limited:  0 shares
                    Lawrence D. Greenberg:  245,000 shares

              (iv)  Shared power to dispose or to direct the disposition of:

                    Greenberg-Summit Partners, L.L.C.: 181,700 shares Greenberg-Summit Management, L.L.C.: 245,000 shares Mt. Everest Fund, L.P.: 0 shares
                    Mt. Everest QP Fund, L.P.:  0 shares
                    Mt. Everest Fund Limited:  0 shares
                    Lawrence D. Greenberg:  245,000 shares

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not applicable

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
        Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
        Not applicable

Item 9. NOTICE OF DISSOLUTION OF GROUP.   Not applicable

                                                             Page 10 of 10 Pages

Item 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of our knowledge and belief, each of the undersigned certifies that the information set forth in this Schedule 13G is true, complete and correct.

Dated: January 8, 1999

                           GREENBERG-SUMMIT PARTNERS, L.L.C.

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           GREENBERG-SUMMIT MANAGEMENT,  L.L.C.

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST FUND, L.P.

                           By:  GREENBERG-SUMMIT PARTNERS, L.L.C.,
                                  its General Partner

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST QP FUND, L.P.

                           By:  GREENBERG-SUMMIT PARTNERS, L.L.C.,
                                  its General Partner

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST FUND LIMITED

                           By:  STEPHEN WOODSUM, Director/Vice President


                           /s/  Stephen G. Woodsum
                           -----------------------------------------------------
                                Stephen G. Woodsum


                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg, individually

                                     Exhibit

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the shares of Class A Common Stock, $.001 par value per share, of Allou Health & Beauty Care, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated: January 8, 1999


                           GREENBERG-SUMMIT PARTNERS, L.L.C.

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           GREENBERG-SUMMIT MANAGEMENT,  L.L.C.

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST FUND, L.P.

                           By:  GREENBERG-SUMMIT PARTNERS, L.L.C.,
                                  its General Partner

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST QP FUND, L.P.

                           By:  GREENBERG-SUMMIT PARTNERS, L.L.C.,
                                  its General Partner

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST FUND LIMITED

                           By:  STEPHEN WOODSUM, Director/Vice President


                           /s/  Stephen G. Woodsum
                           -----------------------------------------------------
                                Stephen G. Woodsum


                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg, individually